Exhibit 99.1
Enterprise Reports Results for Third Quarter 2023

Houston, Texas (Tuesday, October 31, 2023) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2023.

Enterprise reported net income attributable to common unitholders of $1.3 billion, or $0.60 per common unit on a fully diluted basis for the third quarter of 2023, compared to $1.4 billion, or $0.62 per common unit on a fully diluted basis, for the third quarter of 2022.

Distributable Cash Flow (“DCF”) was $1.9 billion for the third quarters of 2023 and 2022.  Distributions declared with respect to the third quarter of 2023 increased 5.3 percent to $0.50 per common unit, or $2.00 per common unit annualized, compared to distributions declared for the third quarter of 2022.  DCF provided 1.7 times coverage of the distribution declared with respect to the third quarter of 2023.  Enterprise retained $773 million of DCF for the third quarter of 2023, and $3.2 billion for the twelve months ended September 30, 2023.

Adjusted cash flow provided by operating activities (“Adjusted CFFO”) was $2.0 billion for the third quarters of 2023 and 2022. Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership common unit buybacks, for the twelve months ended September 30, 2023, was 56 percent of Adjusted CFFO and 90 percent of Adjusted Free Cash Flow (“Adjusted FCF”).

Third Quarter 2023 Highlights
	Three Months Ended September 30,
($ in millions, except per unit amounts)	2023	2022
Operating income	$1,695	$1,712
Net income	$1,350	$1,392
Fully diluted earnings per common unit	$0.60	$0.62
Total gross operating margin (1)	$2,331	$2,321
Adjusted EBITDA (1)	$2,327	$2,258
Adjusted CFFO (1)	$2,021	$1,950
Adjusted FCF (1)	$1,173	$1,476
DCF (1)	$1,869	$1,868

(1)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, Adjusted FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders for the third quarter of 2023 included $38 million of non-cash, mark-to-market (“MTM”) losses on financial instruments used in our commodity hedging activities, compared to $48 million of MTM gains for the third quarter of 2022.

•
Capital investments were $826 million in the third quarter of 2023, which included $727 million of organic growth capital expenditures and $99 million for sustaining capital expenditures.  For the first nine months of 2023, capital investments were $2.3 billion, comprised of $2.0 billion of organic growth capital expenditures and $284 million for sustaining capital expenditures.

•
For the first nine months of 2023, Enterprise repurchased approximately 3.6 million of its common units on the open market for approximately $92 million.  Including these purchases, the partnership has utilized 41 percent of its authorized $2.0 billion common unit buyback program.  The partnership elected not to repurchase common units during the third quarter of 2023.

Third Quarter 2023 Volume Highlights
	Three Months Ended September 30,
	2023	2022
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	7.4	6.7
Marine terminal volumes (million BPD)	2.1	1.7
Natural gas pipeline volumes (TBtus/d)	18.4	17.5
NGL fractionation volumes (million BPD)	1.5	1.4
Propylene plant production volumes (MBPD)	103	101
Fee-based natural gas processing volumes (Bcf/d)	5.9	5.2
Equity NGL-equivalent production volumes (MBPD)	184	182

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise reported solid financial results for the third quarter of 2023,” said A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “We handled record volumes across our midstream system including our liquids pipelines, natural gas pipelines, NGL fractionators and marine terminals.  In total, our pipelines transported 12.2 million equivalent BPD and our marine terminals handled 2.1 million BPD of NGLs, crude oil, refined products and petrochemicals.  These record volumes coupled with lower system-wide utility costs offset the impact of lower natural gas gathering and processing margins due to a decrease in natural gas and NGL prices compared to the third quarter of 2022.  Strong international demand for high octane motor gasoline additives led to record gross operating margin in our octane enhancement business, which largely mitigated the challenges of lower utilization rates at our two propane dehydrogenation (“PDH”) facilities.  Our strong cash flow supported a 5.3 percent increase in the cash distribution per common unit to our partners for the third quarter of this year compared to the same quarter a year ago.  We also retained $773 million to reinvest in the growth of the partnership.”

“Since the start of the third quarter, we completed construction and placed into service approximately $2.7 billion of capital projects including our twelfth NGL fractionator in Chambers County, Texas (“Frac 12”), our second PDH unit at our Chambers County facility and our Poseidon cryogenic natural gas processing plant in the Midland Basin.  In addition, earlier this month we began operations at our Mentone 2 natural gas processing plant in the Delaware Basin,” continued Teague.

“This morning, we announced $3.1 billion of new growth capital projects in our NGL Pipelines & Services segment, our largest business.  In addition to these projects directly integrating with and complementing our entire NGL value chain, these investments also facilitate continued crude oil and natural gas production growth in the basin that will provide benefits to our crude oil and natural gas businesses.  In total, we now have $6.8 billion of organic growth projects under construction.  Once in service, these assets will provide new sources of cash flow that will support additional returns of capital to our partners,” said Teague.

Review of Third Quarter 2023 Results

Enterprise reported total gross operating margin of $2.3 billion for the third quarters of 2023 and 2022.  Below is a detailed review of each business segment’s performance for the third quarter of 2023.  Gross operating margin for the third quarter of 2023 included $38 million of non-cash, MTM losses on financial instruments used in our hedging activities compared to $48 million of MTM gains for the third quarter of 2022.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.2 billion for the third quarter of 2023 compared to $1.3 billion for the third quarter of 2022.

Gross operating margin from Enterprise’s natural gas processing and related NGL marketing business was $293 million for the third quarter of 2023 compared to $485 million for the third quarter of 2022.  Lower natural gas and NGL prices led to an aggregate decrease in average processing margins from most of the partnership’s processing plants.  The weighted-average indicative NGL price for the third quarter of 2023 decreased 36 percent to $0.61 per gallon from $0.95 per gallon for the third quarter of 2022.

Gross operating margin from NGL marketing activities decreased $77 million for the third quarter of 2023 compared to the third quarter of 2022, primarily due to lower average sales margins and a decrease in non-cash, MTM earnings.

The partnership’s Midland Basin natural gas processing plants reported a net $65 million decrease in gross operating margin for the third quarter of 2023 compared to the third quarter of 2022, primarily due to lower average processing margins, including the impact of hedging activities, and higher operating costs, partially offset by an increase in fee-based natural gas processing volumes.  Fee-based processing volumes at our Midland Basin natural gas processing facilities increased 212 MMcf/d this quarter compared to the third quarter last year primarily due to processing volumes from our Poseidon natural gas processing plant, which was placed into service in July 2023.

Enterprise’s Delaware Basin processing plants reported a $35 million decrease in gross operating margin for the third quarter of 2023 compared to the third quarter of 2022, primarily due to lower average processing margins, including the impact of hedging activities.

Gross operating margin from Enterprise’s South Texas natural gas processing facilities decreased a net $4 million for the third quarter of 2023 compared to the same quarter of last year, primarily due to lower average processing margins, including the impact of hedging activities, and a 6 MBPD decrease in equity NGL-equivalent production volumes, partially offset by a 181 MMcf/d increase in fee-based natural gas processing volumes and lower operating costs.

Total fee-based natural gas processing volumes were a record 5.9 Bcf/d for the third quarter of 2023 compared to 5.2 Bcf/d in the third quarter of 2022.  Equity NGL-equivalent production volumes were 184 MBPD for the third quarter of 2023 compared to 182 MBPD for the third quarter of 2022.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $93 million, or 15 percent, to a record $704 million for the third quarter of 2023 compared to the third quarter of 2022.  NGL pipeline transportation volumes increased 7 percent to 4.0 million BPD in the third quarter of 2023 from 3.7 million BPD in the third quarter of 2022, and NGL marine terminal volumes increased to 771 MBPD this quarter from 747 MBPD in the same quarter last year.

Gross operating margin from the partnership’s Eastern ethane pipelines, which includes the ATEX and Aegis pipelines, increased a combined $25 million for the third quarter of 2023 compared to the third quarter of 2022, primarily due to higher average transportation fees.  Transportation volumes on these pipelines increased a combined 91 MBPD this quarter compared to the same quarter of last year.

A number of Enterprise’s NGL pipelines, including the Mid-America and Seminole NGL Pipeline Systems, Shin Oak NGL Pipeline and Chaparral NGL pipeline, serve the Permian Basin and Rocky Mountain regions.  On a combined basis, these pipelines reported a net $19 million increase in gross operating margin for the third quarter of 2023 compared to the third quarter of 2022, primarily due to higher average transportation fees and a 64 MBPD, net to our interest, increase in transportation volumes, partially offset by lower other revenues.

The partnership’s South Texas NGL Pipeline System reported a $14 million increase in gross operating margin this quarter versus the third quarter last year, primarily due to a 36 MBPD increase in transportation volumes and higher average transportation and related fees.

The Enterprise Hydrocarbons Terminal (“EHT”) had a $13 million increase in gross operating margin for the third quarter of this year compared to the third quarter of 2022, primarily due to higher average loading fees.  Liquefied petroleum gas (“LPG”) export volumes at EHT increased 9 MBPD this quarter compared to the third quarter of last year.  The partnership’s Morgan’s Point Ethane Export Terminal reported a $9 million increase in gross operating margin, primarily attributable to a 15 MBPD increase in export volumes and higher average loading fees.  The partnership’s associated Houston Ship Channel pipeline reported a $9 million increase in gross operating margin for the third quarter of 2023 compared to the third quarter of 2022, primarily due to higher average transportation fees and a 69 MBPD increase in transportation volumes.

Enterprise’s NGL fractionation business reported gross operating margin of $199 million for the third quarter of 2023 compared to $200 million for the third quarter of 2022.  Total NGL fractionation volumes were a record 1.5 million BPD in the third quarter of 2023 compared to 1.4 million BPD for the third quarter of 2022.  Lower average fractionation fees from the partnership’s fractionators this quarter offset the benefit of higher volumes.  The increase in NGL fractionation volumes was primarily due to contributions from Frac 12 fractionator in Chambers County, which began service in July 2023.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment increased to $432 million for the third quarter of 2023 from $415 million for the third quarter of 2022.  Gross operating margin for the third quarter of 2023 included non-cash, MTM losses of $33 million compared to non-cash, MTM gains of $31 million for the third quarter of 2022.  Total crude oil pipeline transportation volumes increased to a record 2.6 million BPD for the third quarter of 2023 compared to 2.2 million BPD for the third quarter of 2022.  Total crude oil marine terminal volumes increased to a record 988 MBPD this quarter from 824 MBPD for the same quarter last year.

Gross operating margin from the partnership’s West Texas Pipeline System increased $72 million this quarter compared to the same quarter last year, primarily due to higher ancillary service and other revenues.  Transportation volumes increased 46 MBPD on this pipeline system.

Gross operating margin from Enterprise’s Midland-to-ECHO Pipeline System, including related marketing activities, increased $52 million for the third quarter of 2023 compared to the third quarter of 2022, primarily due to a 137 MBPD increase, net to our interest, in transportation volumes and higher average transportation fees and related margins from related marketing activities.

The partnership’s ECHO crude oil terminal reported a $13 million increase in gross operating margin this quarter compared to the third quarter last year, primarily due to higher terminaling and storage revenues, and lower utility and other operating costs.  Gross operating margin from crude oil activities at EHT increased $11 million this quarter compared to the third quarter of last year, primarily due to higher loading revenues.  Crude oil terminal volumes at EHT increased 200 MBPD this quarter compared to the same quarter last year.

Gross operating margin from Enterprise’s other crude oil marketing activities decreased $100 million, primarily due to lower non-cash, MTM earnings and lower average sales margins.

Gross operating margin from Enterprise’s South Texas Crude Oil Pipeline System decreased $25 million this quarter versus the same quarter last year, primarily due to lower ancillary service and other revenues.  Transportation volumes decreased 15 MBPD on this system for the third quarter of 2023 compared to the third quarter of 2022.

Natural Gas Pipelines & Services – Gross operating margin from the Natural Gas Pipelines & Services segment was $239 million for the third quarter of 2023 compared to $278 million for the third quarter of 2022.  Total natural gas transportation volumes increased 5 percent to a record 18.4 TBtus/d this quarter compared to 17.5 TBtus/d for the same quarter of 2022.

On a combined basis, gross operating margin from the partnership’s Jonah Gathering System, Piceance Basin Gathering System, and San Juan Gathering System in the Rocky Mountains decreased $26 million for the third quarter of 2023 compared to the third quarter of 2022, primarily due to lower average gathering fees (including those indexed to regional natural gas prices), higher maintenance and other operating costs and an aggregate 90 BBtus/d decrease in gathering volumes from these systems.

On a combined basis, gross operating margin from Enterprise’s Acadian Gas System and Haynesville Gas Gathering System decreased $10 million this quarter versus the same quarter last year, primarily due to lower other revenues.  On a combined basis, transportation volumes increased 51 BBtus/d this quarter compared to the third quarter last year.

Gross operating margin from Enterprise’s natural gas marketing business decreased $11 million for the third quarter of 2023 compared to the same quarter last year, primarily due to lower average sales margins attributable to a decrease in regional price differentials.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 28 percent to a record $453 million for the third quarter of 2023 from $353 million for the third quarter of 2022.  Total segment pipeline transportation volumes were 826 MBPD for the third quarter this year compared to 758 MBPD for the third quarter of last year.  Total refined products and petrochemicals marine terminal volumes increased to 331 MBPD this quarter compared to 166 MBPD for the same quarter of 2022.

Gross operating margin from the partnership’s propylene production and related activities increased $10 million for the third quarter of 2023 compared to the third quarter of 2022.  Higher average transportation fees from our propylene pipeline systems led to a $6 million increase in gross operating margin.  Gross operating margin for the partnership’s Chambers County propylene production facilities decreased $1 million when comparing the third quarter of 2023 to the third quarter last year, primarily due to lower propylene sales volumes and average margins, and higher maintenance and other operating costs, partially offset by higher propylene processing, storage and other revenues.  PDH 2, which was initially placed into service in July 2023, has had a slower start up than expected.  The 15 MBPD of incremental propylene production contributed by PDH 2 during the third quarter of 2023 was partially offset by lower volumes from PDH 1, which experienced 56 days of downtime during the quarter for unplanned maintenance.  PDH 2 has been down for startup maintenance since October 8, and is expected to restart in late November.  Total propylene and associated by-product production volumes were 103 MBPD (net to our interest) this quarter compared to 101 MBPD (net to our interest) for the same quarter last year.

The partnership’s octane enhancement and related operations business reported a $60 million increase in gross operating margin for the third quarter of 2023 compared to the third quarter of 2022, primarily due to higher sales volumes and average sales margins and lower utility and other operating costs.

Enterprise’s refined products pipelines and related activities reported a $26 million increase in gross operating margin for the third quarter of 2023 compared to the third quarter of 2022.  Contributing to the quarterly increase in gross operating margin were higher average sales margins from refined products marketing activities, higher storage and other fee revenues from the refined products terminal in Beaumont, Texas, and higher average transportation and related fees from our TE Products Pipeline System.

Capitalization

Total debt principal outstanding at September 30, 2023 was $29.2 billion, including $2.3 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  Assuming the final maturity date for our junior subordinated notes, the weighted-average life of our debt portfolio is approximately 19 years.  Our weighted-average cost of debt is 4.6%.  At September 30, 2023, approximately 96% of our debt was fixed-rate.  In 2024, only $850 million, or approximately 3%, of our $28.6 billion in term debt obligations (excludes commercial paper) mature.  For the next three years (2024 through 2026), $3.625 billion, or only 13%, of our term debt obligations mature.  At September 30, 2023, Enterprise had consolidated liquidity of approximately $3.8 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

Capital Investments

Total capital investments in the third quarter of 2023 were $826 million, which included $99 million of sustaining capital expenditures.  For the first nine months of 2023, Enterprise’s capital investments totaled $2.3 billion, which included $284 million of sustaining capital expenditures.

Our current expectation for growth capital investments and sustaining capital expenditures for 2023 is approximately $3.0 billion, and $400 million, respectively.  We expect growth capital investments for 2024 to be in the range of $3.0 billion to $3.5 billion.

Conference Call to Discuss Third Quarter 2023 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2023 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems.  The partnership’s assets currently include more than 50,000 miles of pipelines; over 260 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2023	2022	2023	2022	2023
Revenues	$11,998	$15,468	$35,093	$44,536	$48,743
Costs and expenses:
Operating costs and expenses	10,366	13,812	30,260	39,550	42,212
General and administrative costs	59	55	172	179	234
Total costs and expenses	10,425	13,867	30,432	39,729	42,446
Equity in income of unconsolidated affiliates	122	111	347	335	476
Operating income	1,695	1,712	5,008	5,142	6,773
Other income (expense):
Interest expense	(328)	(309)	(944)	(937)	(1,251)
Other, net	5	7	36	12	58
Total other expense, net	(323)	(302)	(908)	(925)	(1,193)
Income before income taxes	1,372	1,410	4,100	4,217	5,580
Provision for income taxes	(22)	(18)	(45)	(54)	(73)
Net income	1,350	1,392	4,055	4,163	5,507
Net income attributable to noncontrolling interests	(31)	(31)	(91)	(93)	(123)
Net income attributable to preferred units	(1)	(1)	(3)	(3)	(3)
Net income attributable to common unitholders	$1,318	$1,360	$3,961	$4,067	$5,381
Per common unit data (fully diluted):
Earnings per common unit	$0.60	$0.62	$1.81	$1.85	$2.45
Average common units outstanding (in millions)	2,194	2,199	2,195	2,200	2,194

Supplemental financial data:
Net cash flow provided by operating activities	$1,718	$1,050	$5,203	$5,314	$7,928
Cash flows used in investing activities	$818	$441	$2,220	$4,309	$2,865
Cash flows used in financing activities	$863	$751	$2,875	$3,715	$5,004
Total debt principal outstanding at end of period	$29,191	$29,476	$29,191	$29,476	$29,191

Non-GAAP Distributable Cash Flow (1)	$1,869	$1,868	$5,542	$5,723	$7,570
Non-GAAP Adjusted EBITDA (2)	$2,327	$2,258	$6,819	$6,933	$9,195
Non-GAAP Adjusted Cash flow from operations (3)	$2,021	$1,950	$5,909	$5,996	$8,006
Non-GAAP Free Cash Flow (4)	$870	$576	$2,887	$894	$4,922
Non-GAAP Adjusted Free Cash Flow (4)	$1,173	$1,476	$3,593	$1,576	$5,000
Gross operating margin by segment:
NGL Pipelines & Services	$1,196	$1,296	$3,518	$3,848	$4,812
Crude Oil Pipelines & Services	432	415	1,251	1,237	1,669
Natural Gas Pipelines & Services	239	278	791	727	1,106
Petrochemical & Refined Products Services	453	353	1,255	1,178	1,594
Total segment gross operating margin (5)	2,320	2,342	6,815	6,990	9,181
Net adjustment for shipper make-up rights (6)	11	(21)	32	(49)	34
Non-GAAP total gross operating margin (7)	$2,331	$2,321	$6,847	$6,941	$9,215

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2023	2022	2023	2022	2023
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,974	3,702	3,965	3,650	3,944
NGL marine terminal volumes (MBPD)	771	747	787	713	778
NGL fractionation volumes (MBPD)	1,519	1,371	1,528	1,341	1,521
Equity NGL-equivalent production volumes (MBPD) (2)	184	182	173	188	174
Fee-based natural gas processing volumes (MMcf/d) (3,4)	5,928	5,202	5,717	5,091	5,648
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,560	2,216	2,409	2,204	2,376
Crude oil marine terminal volumes (MBPD)	988	824	881	799	851
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	18,440	17,514	18,244	16,935	18,083
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	103	101	104	105	103
Butane isomerization volumes (MBPD)	112	122	110	109	109
Standalone DIB processing volumes (MBPD)	185	165	170	159	167
Octane enhancement and related plant sales volumes (MBPD) (6)	41	40	34	39	36
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	826	758	817	750	799
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	331	166	311	200	286
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	7,360	6,676	7,191	6,604	7,119
Natural gas pipeline transportation volumes (BBtus/d)	18,440	17,514	18,244	16,935	18,083
Equivalent pipeline transportation volumes (MBPD) (8)	12,213	11,285	11,992	11,061	11,878
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,090	1,737	1,979	1,712	1,915

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2022 by quarter:
First Quarter	$4.96	$0.40	$1.30	$1.59	$1.60	$2.21	$0.63	$0.39
Second Quarter	$7.17	$0.59	$1.24	$1.50	$1.68	$2.17	$0.61	$0.40
Third Quarter	$8.20	$0.55	$1.08	$1.19	$1.44	$1.72	$0.47	$0.28
Fourth Quarter	$6.26	$0.39	$0.79	$0.97	$1.03	$1.54	$0.32	$0.18
2022 Averages	$6.65	$0.48	$1.10	$1.31	$1.44	$1.91	$0.51	$0.31

2023 by quarter:
First Quarter	$3.44	$0.25	$0.82	$1.11	$1.16	$1.62	$0.50	$0.22
Second Quarter	$2.09	$0.21	$0.67	$0.78	$0.84	$1.44	$0.40	$0.21
Third Quarter	$2.54	$0.30	$0.68	$0.83	$0.94	$1.55	$0.36	$0.15
2023 Averages	$2.69	$0.25	$0.72	$0.91	$0.98	$1.54	$0.42	$0.19

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit (“IHS”), which is a division of S&P Global, Inc.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2022 by quarter:
First Quarter	$94.29	$96.43	$96.77	$96.77
Second Quarter	$108.41	$109.66	$109.96	$110.17
Third Quarter	$91.56	$93.41	$93.77	$94.17
Fourth Quarter	$82.64	$83.97	$84.33	$85.50
2022 Averages	$94.23	$95.87	$96.21	$96.65

2023 by quarter:
First Quarter	$76.13	$77.50	$77.74	$79.00
Second Quarter	$73.78	$74.48	$74.68	$75.87
Third Quarter	$82.26	$83.85	$84.02	$84.72
2023 Averages	$77.39	$78.61	$78.81	$79.86

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.61 per gallon during the third quarter of 2023 versus $0.95 per gallon during the third quarter of 2022.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$1,718	$1,050	$5,203	$5,314
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(818)	(441)	(2,220)	(4,309)
Cash contributions from noncontrolling interests	10	–	25	4
Cash distributions paid to noncontrolling interests	(40)	(33)	(121)	(115)
FCF (non-GAAP)	$870	$576	$2,887	$894
Net effect of changes in operating accounts, as applicable	303	900	706	682
Adjusted FCF (non-GAAP)	$1,173	$1,476	$3,593	$1,576

	For the Twelve Months Ended September 30,
	2023	2022
Net cash flow provided by operating activities (GAAP)	$7,928	$7,440
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(2,865)	(4,723)
Cash contributions from noncontrolling interests	28	53
Cash distributions paid to noncontrolling interests	(169)	(154)
FCF (non-GAAP)	$4,922	$2,616
Net effect of changes in operating accounts, as applicable	78	363
Adjusted FCF (non-GAAP)	$5,000	$2,979

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2023	2022	2023	2022	2023	2022
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$1,718	$1,050	$5,203	$5,314	$7,928	$7,440
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	303	900	706	682	78	363
Adjusted CFFO (non-GAAP)	$2,021	$1,950	$5,909	$5,996	$8,006	$7,803

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022	2023
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,318	$1,360	$3,961	$4,067	$5,381
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	599	558	1,742	1,675	2,312
Cash distributions received from unconsolidated affiliates	120	132	367	411	500
Equity in income of unconsolidated affiliates	(122)	(111)	(347)	(335)	(476)
Asset impairment charges	12	29	28	48	33
Change in fair market value of derivative instruments	38	(48)	48	46	80
Deferred income tax expense	13	8	5	24	41
Sustaining capital expenditures (1)	(99)	(77)	(284)	(234)	(422)
Other, net	(11)	11	(6)	1	(9)
Operational DCF	1,868	1,862	5,514	5,703	7,440
Proceeds from asset sales and other matters	1	6	7	20	109
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	21	–	21
DCF (non-GAAP)	$1,869	$1,868	$5,542	$5,723	$7,570
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(303)	(900)	(706)	(682)	(78)
Sustaining capital expenditures	99	77	284	234	422
Other, net	53	5	83	39	14
Net cash flow provided by operating activities (GAAP)	$1,718	$1,050	$5,203	$5,314	$7,928

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022	2023
Net income (GAAP)	$1,350	$1,392	$4,055	$4,163	$5,507
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	579	536	1,683	1,606	2,233
Interest expense, including related amortization	328	309	944	937	1,251
Cash distributions received from unconsolidated affiliates	120	132	367	411	500
Equity in income of unconsolidated affiliates	(122)	(111)	(347)	(335)	(476)
Asset impairment charges	12	29	28	48	33
Provision for income taxes	22	18	45	54	73
Change in fair market value of commodity derivative instruments	38	(48)	48	46	80
Other, net	–	1	(4)	3	(6)
Adjusted EBITDA (non-GAAP)	2,327	2,258	6,819	6,933	9,195
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(328)	(309)	(944)	(937)	(1,251)
Deferred income tax expense	13	8	5	24	41
Provision for income taxes	(22)	(18)	(45)	(54)	(73)
Net effect of changes in operating accounts, as applicable	(303)	(900)	(706)	(682)	(78)
Other, net	31	11	74	30	94
Net cash flow provided by operating activities (GAAP)	$1,718	$1,050	$5,203	$5,314	$7,928

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022	2023
Total gross operating margin (non-GAAP)	$2,331	$2,321	$6,847	$6,941	$9,215
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(566)	(524)	(1,644)	(1,569)	(2,182)
Asset impairment charges in operating costs and expenses	(11)	(29)	(27)	(48)	(32)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	–	(1)	4	(3)	6
General and administrative costs	(59)	(55)	(172)	(179)	(234)
Total operating income (GAAP)	$1,695	$1,712	$5,008	$5,142	$6,773

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022	2023
Capital investments:
Capital expenditures	$821	$472	$2,254	$1,203	$3,015
Cash used for business combinations, net of cash received	–	–	–	3,204	–
Investments in unconsolidated affiliates	2	1	2	1	2
Other investing activities	3	1	8	3	10
Total capital investments	$826	$474	$2,264	$4,411	$3,027

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2023	2022	2023	2022	2023
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(3)	$18	$(22)	$(12)	$(62)
Crude Oil Pipelines & Services	(33)	31	(27)	(38)	(19)
Natural Gas Pipelines & Services	(4)	(1)	(2)	(2)	(3)
Petrochemical & Refined Products Services	2	–	3	6	4
Total mark-to-market impact on gross operating margin	$(38)	$48	$(48)	$(46)	$(80)